SCHNEIDER NATIONAL, INC.
NONQUALIFIED STOCK OPTION
AWARD AGREEMENT
THIS NONQUALIFIED STOCK OPTION AWARD AGREEMENT (this “Agreement”), dated as of [______] (the “Date of Grant”), is made by and between Schneider National, Inc., a Wisconsin corporation (the “Company”), and [_______] (the “Participant”).
WHEREAS, the Company has adopted the Schneider National, Inc. 2017 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”);
WHEREAS, the Company wishes to afford the Participant the opportunity to purchase Class B shares of its common stock, no par value per share (“Shares”); and
WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the nonqualified Option provided for herein to the Participant, subject to the terms set forth herein.
NOW, THEREFORE, for and in consideration of the premises and the mutual covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.	Grant of Option.

(a)    Grant. The Company hereby grants to the Participant an Option (the “Option”) to purchase a total of [_______] Shares (the “Option Shares”), on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. The Option is not intended to qualify as an incentive stock option under Section 422 of the Code.

(b)    Exercise Price. The Exercise Price shall be $[_______] per Option Share.

(c)    Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and his or her legal representative in respect of any questions arising under the Plan or this Agreement. The Participant acknowledges that the Participant has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan. Without limiting the foregoing, the Participant acknowledges that the Option and the Option Shares are subject to provisions of the Plan under which, in certain circumstances, an adjustment may be made to the number of Option Shares and/or the applicable Exercise Price of the Option.

2.Vesting; Exercisability; Forfeiture. The Option shall become vested and exercisable in [___] installments on each of [_____] (each, a “Vesting Date”); provided that the Participant remains continuously employed in active service by the Company or one of its Affiliates from the Date of Grant through such Vesting Date.

3.	Method of Exercise; Tax Withholding.

(a)    The Participant may exercise the vested and exercisable portion of the Option, in whole or in part, by notifying the Company in writing of the whole number of Option Shares to be purchased thereunder and complying with the method of exercise set forth in this paragraph. Unless otherwise provided by the Company, the method of exercising the Option shall be a “net exercise” procedure effected by withholding the applicable number of Shares otherwise deliverable in respect of an Option that are needed to pay for the aggregate Exercise Price for such Shares and all applicable required withholding taxes; provided that the number of Shares so withheld to satisfy applicable withholding and employment taxes shall not have an aggregate Fair Market Value on the date of such withholding in excess of the applicable withholding obligation. The Company may, however, require or permit the Participant to exercise the Option by (i) delivering with the notice of exercise an amount equal to the aggregate Exercise Price for such number of Shares (calculated based on the number of Shares acquired that are covered by the Option, as applicable) and/or all applicable withholding taxes in cash (certified check, wire transfer or bank draft) or, if permitted by the Company in its sole discretion, in whole Shares already owned by the Participant, (ii) using a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate Exercise Price for such Shares and all applicable required withholding taxes, or (iii) a combination of any of the methods prescribed in this paragraph or any other method identified by the Company.

(b)    Exercise of this Option shall be subject to the Participant satisfying any applicable U.S. Federal, state and local tax withholding obligations and non-U.S. tax withholding obligations. Unless otherwise provided by the Company, tax withholding shall be at the applicable minimum statutory rate; provided that, to the extent necessary to avoid an accounting charge, tax withholding shall in no event exceed the applicable maximum statutory rate. Except as expressly provided pursuant to Section 3(a), as a condition to the exercise of the Option, the Participant must remit an amount in cash, Shares or other property (as elected by the Participant) sufficient to satisfy all Federal, state and local or other applicable withholding and employment taxes relating thereto. In addition, the Company shall have the right and is hereby authorized to withhold from the Shares otherwise deliverable upon exercise of the Option, or from any compensation or other amount owing to the Participant, the amount (in cash or, in the discretion of the Company, Shares or other property) of any applicable withholding and employment taxes in respect of the exercise of the Option and to take such other action as may be necessary in the discretion of the Company to satisfy all obligations for the payment of such taxes.

4.Expiration. In no event shall all or any portion of the Option be exercisable after the tenth annual anniversary of the Date of Grant (the “Option Period”). The Option is subject to earlier cancellation, termination or expiration of the Options pursuant to (i) Section 4(b) of the Plan, (ii) Section 7(b) or 10 hereof or (iii) expiration of the post-termination exercise period set forth in Section 5 hereof, as applicable.

5.	Termination of Employment.

(a)    Termination of Employment due to Death or Disability. If, on or prior to an applicable Vesting Date, the Participant’s employment with the Company and its Affiliates is terminated (1) by the Company or one of its Affiliates due to the Participant’s Disability, or (2) due to the Participant’s death, then:

(i)    the Option, to the extent unvested, shall become fully vested and exercisable as of the date of termination of employment; and

(ii)    the vested portion of the Option shall expire on the earlier of (A) the last day of the Option Period or (B) the 365th day following the date of such termination.

For the avoidance of doubt, this Section 5(a) shall not apply to any death or Disability of the Participant occurring after the date of termination of the Participant’s employment for any reason (including Retirement).

(b)    Termination of Employment due to Retirement. If, on or prior to an applicable Vesting Date, the Participant’s employment with the Company and its Affiliates is terminated by the Participant due to Retirement, then:

(i)the Option shall continue to vest in accordance with the vesting schedule set forth in Section 2, as if the Participant had remained continuously employed in active service by the Company or one of its Affiliates through the applicable Vesting Date; and

(ii)the vested portion of the Option shall expire on the earlier of (A) the last day of the Option Period or (B) the fourth anniversary of the effective date of such Retirement.

(c)    Termination of Employment for Cause. If, prior to the final Vesting Date, the Participant’s employment with the Company and its Affiliates is terminated by the Company or one of its Affiliates for Cause, the unvested and vested portion of the Option shall be cancelled immediately and the Participant shall immediately forfeit any rights to the Option Shares subject to the Option.

(d)    Other Termination of Employment. If, prior to the final Vesting Date, the Participant’s employment with the Company and its Affiliates terminates for any reason other than as set forth in Sections 5(a), (b) or (c) above (including any termination of employment by the Participant for any reason other than Retirement, or by the Company without Cause), then:

(i)the unvested portion of the Option shall be cancelled immediately and the Participant shall immediately forfeit any rights to the Option Shares subject to such unvested portion; and

(ii)the vested portion of the Option shall expire on the earlier of the last day of the Option Period or the 90th day following the date of such termination. For the avoidance of doubt, the vested portion of the Option shall remain exercisable by the Participant until its expiration only to the extent the Option was exercisable at the time of such termination.

6.Change of Control.

(a)    In the event of a Change of Control in which no provision is made for assumption or substitution of this Option in the manner contemplated by Section 8(a) of the Plan, this Option, to the extent then unexercisable or otherwise unvested, shall automatically be deemed exercisable or otherwise vested, as the case may be, as of immediately prior to such Change of Control. In accordance with Section 4(b) of the Plan, the Committee shall have authority to (i) make provision for a cash payment to the Participant in consideration for the cancelation of this Option, in an amount equal to the excess, if any, of (A) the Fair Market Value of a Share (as of a date specified by the Committee), multiplied by the number of Shares subject to the Option, over (B) the aggregate Exercise Price, or (ii) if the Exercise Price is equal to, or in excess of, the Fair Market Value of a Share (as of a date specified by the Committee), cancel and terminate this Option without any payment or consideration therefor.

(b)    If a Change of Control occurs in which the acquirer assumes or substitutes this Option in the manner contemplated by Section 8(b) of the Plan, and within the 24-month period following such Change of Control, the Participant’s employment with the Company and its Affiliates is terminated (i) by the Company or one of its Affiliates without Cause (other than due to death or Disability) or (ii) by the Participant for Good Reason (defined below), then the Option, to the extent unvested, shall become fully vested and exercisable as of the date of termination of employment, and the vested Option shall expire on the earlier of the last day of the Option Period or the 90th day following the date of such termination.

(c)    For purposes of this Agreement only, “Good Reason” means (i) a material decrease in the Participant’s total annual compensation opportunity (calculated as the sum of such Participant’s annual base salary plus target annual bonus) or (ii) a relocation of the principal place of the Participant’s work location to a location that increases the Participant’s one-way commute by at least 50 miles. Notwithstanding anything herein to the contrary, Good Reason shall not occur unless and until (A) the Participant delivers written notice delivered to the General Counsel of the Company within 60 days following the initial existence of the circumstances giving rise to Good Reason, (B) 30 days have elapsed from the date the Company receives such notice from the Participant without the Company curing or causing to be cured the circumstances giving rise to Good Reason and (C) the Participant’s effective date of resignation is no later than 10 days following the Company’s failure to cure.

7.Restrictive Covenants.

(a)    Restrictive Covenant Agreements. During the term of the Participant’s employment with the Company and thereafter according to their respective provisions, the Participant hereby agrees that he or she shall be bound by, and shall comply with, (i) the Key Employee Non-Compete and No-Solicitation Agreement, (ii) the Confidentiality Agreement, each in the form provided by the Company ((i) and (ii) collectively, the “Restrictive Covenant Agreements”) and (iii) all other agreements the Participant has executed during the course of employment with the Company and its Affiliates, as in effect from time to time.

(b)    Forfeiture; Other Relief. In the event of a breach by the Participant of any Restrictive Covenant Agreement, then in addition to any other remedy which may be available at law or in equity, the Option shall be automatically forfeited effective as of the date on which such violation first occurs, and, in the event that the Participant has previously exercised all or any portion of the Option within the three (3) year period immediately preceding such breach, the Participant shall forfeit such Option Shares without consideration and be required to promptly repay to the Company, upon 10 days prior written demand by the Committee, any proceeds received by the Participant upon disposition of the Option Shares. The foregoing rights and remedies are in addition to any other rights and remedies that may be available to the Company and shall not prevent (and the Participant shall not assert that they shall prevent) the Company from bringing one or more actions in any applicable jurisdiction to recover damages as a result of the Participant’s breach of such restrictive covenants to the full extent of law and equity. The Participant acknowledges and agrees that irreparable injury will result to the Company and its goodwill if the Participant breaches any of the terms of the Restrictive Covenant Agreements, the exact amount of which will be difficult or impossible to ascertain, and that remedies at law would be an inadequate remedy for any breach. Accordingly, the Participant hereby agrees that, in the event of a breach of any of the terms of the Restrictive Covenant Agreements, in addition to any other remedy that may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief.

(c)    Severability; Blue Pencil. The invalidity or nonenforceability of any provision of this Section 7 or any of the terms of the Restrictive Covenant Agreements in any respect shall not affect the validity or enforceability of the other provisions of this Section 7 or any of the terms of the Restrictive Covenant Agreements in any other respect, or of any other provision of this Agreement. In the event that any provision of this Section 7 or any of the terms of the Restrictive Covenant Agreements shall be held invalid, illegal or unenforceable (whether in whole or in part) by a court of competent jurisdiction, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions (and part of such provision, as the case may be) shall not be affected thereby; provided, however, that if any provision of the Restrictive Covenant Agreements is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

8.Rights as a Shareholder. The Participant shall not be deemed for any purpose, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Shares subject to this Option unless, until and to the extent that (i) such Option shall have been exercised pursuant to its terms, (ii) the Company shall have issued and delivered such Shares to the Participant and (iii) the Participant’s name shall have been entered as a shareholder of record with respect to such Option Shares on the books of the Company. The Company shall cause the actions described in clauses (ii) and (iii) of the preceding sentence to occur promptly following exercise as contemplated by this Agreement, subject to compliance with applicable laws.

9.Compliance with Legal Requirements. The granting and exercising of the Option, and any other obligations of the Company under this Agreement, shall be subject to all applicable Federal, provincial, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Committee shall have the right to impose such restrictions on the Option as it deems reasonably necessary or advisable under applicable Federal securities laws, the rules and regulations of any stock exchange or market upon which Shares are then listed or traded, and/or any blue sky or state securities laws applicable to such Shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant. The Participant agrees to take all steps the Committee or the Company determines are reasonably necessary to comply with all applicable provisions of Federal and state securities law in exercising his or her rights under this Agreement.

10.Clawback. The Option and/or the Option Shares shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Agreement) to the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act); provided that such requirement is in effect at the relevant time, and/or the rules and regulations of any applicable securities exchange or inter-dealer quotation system on which the Shares may be listed or quoted or if so required pursuant to a written policy adopted by the Company.

11.	Miscellaneous.

(a)    Transferability. The Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered (a “Transfer”) by the Participant other than by will or by the laws of descent and distribution, pursuant to a qualified domestic relations order or as otherwise permitted under the Plan. Any attempted Transfer of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect. In the event of the Participant’s death, the Option shall thereafter be exercisable (to the extent otherwise exercisable hereunder) only by the Participant’s executors or administrators.

(b)    Amendment. The Committee at any time, and from time to time, may amend the terms of this Agreement; provided, however, that the rights of the Participant shall not be materially adversely affected without the Participant’s written consent.

(c)    Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(d)    Section 409A. The Option is not intended to be subject to Section 409A of the Code and shall be interpreted accordingly. Notwithstanding the foregoing or any provision of the Plan or this Agreement, if any provision of the Plan or this Agreement contravenes Section 409A of the Code or could cause the Participant to incur any tax, interest or penalties under Section 409A of the Code, the Committee may, in its sole reasonable discretion and with the Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A of the Code, or to avoid the incurrence of taxes, interest and penalties under Section 409A of the Code and (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A of the Code. This Section 11(d) does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the Option or the Option Shares will not be subject to interest and penalties under Section 409A.

(e)    Notices. All notices, requests, consents and other communications to be given hereunder to any party shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given when delivered in person, by telecopy, by nationally-recognized overnight courier, or by first class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addresser:

(i)    if to the Company, to:
Schneider National, Inc.
3101 Packerland Drive
Green Bay, WI 54313
Facsimile: (920) 403-8445
Attention: General Counsel

(ii)    if to the Participant, to the Participant’s home address on file with the Company.
All such notices, requests, consents and other communications shall be deemed to have been delivered in the case of personal delivery or delivery by telecopy, on the date of such delivery, in the case of nationally-recognized overnight courier, on the next business day, and in the case of mailing, on the third business day following such mailing if sent by certified mail, return receipt requested.
(f)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(g)    No Rights to Employment. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the rights of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.

(h)    Fractional Shares. In lieu of issuing a fraction of a Share resulting from any exercise of the Option, resulting from an adjustment of the Option pursuant to Section 4(b) of the Plan or otherwise, the Company shall be entitled to pay to the Participant an amount equal to the Fair Market Value of such fractional share.

(i)    Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no beneficiary is designated, if the designation is ineffective, or if the beneficiary dies before the balance of a Participant’s benefit is paid, the balance shall be paid to the Participant’s estate. Notwithstanding the foregoing, however, a Participant’s beneficiary shall be determined under applicable state law if such state law does not recognize beneficiary designations under Awards of this type and is not preempted by laws which recognize the provisions of this Section 11(i).

(j)    Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(k)    Entire Agreement. This Agreement, the Plan and the Restrictive Covenant Agreements contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein, and supersede all prior communications, representations and negotiations in respect thereto.

(l)    Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Wisconsin without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Wisconsin.

(m)    Consent to Jurisdiction; Waiver of Jury Trial. The Participant and the Company (on behalf of itself and its Affiliates) each consents to jurisdiction in the United States District Court for the Eastern District of Wisconsin, or if that court is unable to exercise jurisdiction for any reason, the Circuit Court of the State of Wisconsin, Brown County, and each waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or service of process and waives any objection to jurisdiction based on improper venue or improper jurisdiction. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY, IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE PLAN OR THIS AGREEMENT.

(n)    Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(o)    Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first written above.

SCHNEIDER NATIONAL, INC.
_______________________________

____________________________________
[Participant Name]